NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Bobbi Schroeppel (866) 622-8081 bobbi.schroeppel@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN ENERGY NAMES MIGGIE E. CRAMBLIT

AS VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

SIOUX FALLS, S.D. – May 1, 2008 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced the appointment of Miggie E. Cramblit as vice president, general counsel and corporate secretary effective May 5, 2008.

In her new role, Cramblit will assume the responsibilities previously held by Tom Knapp. In light of the Company’s focus on operations and growth in its core utility territory, the decision was made to have the general counsel based in Sioux Falls, S.D. Mr. Knapp and his family were unable to make the move, so he stepped down as general counsel and corporate secretary.

“Tom has been with NorthWestern Energy for five years. During this critical time in our history, Tom has done a good job for us in his role as general counsel,” said Mike Hanson, NorthWestern Energy’s president and CEO. “NorthWestern has benefited greatly from his work ethic, insight and guidance. He will continue to assist us in an advisory capacity while Miggie transitions into her new position.”

Cramblit, 52, brings almost 25 years of utility industry legal and business experience. Prior to joining NorthWestern Energy, Cramblit was the senior vice president, general counsel and corporate secretary for the DPL Inc. and its primary subsidiary, The Dayton Power and Light Company. She also previously was vice president, general counsel and corporate secretary for Reliant Energy Minnegasco (now CenterPoint Energy Minnesota Region).

“Miggie brings a wealth of talent and experience to this job,” Hanson added. “She has experience in regulatory law practices including SEC, Sarbanes Oxley, environmental, federal and state energy regulation, and insurance. She also has served as corporate secretary for both private and NYSE companies and has proven experience in the utility industry. We believe she will be a good fit with NorthWestern Energy’s culture.”

Cramblit holds a Juris Doctorate from Hamline University School of Law, in St. Paul, Minn.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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